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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the caption "Experts" and to the use of our reports with respect to: (i) the consolidated financial statements of Homebase Acquisition, LLC ("Homebase") as of and for the years ended December 31, 2004 and 2003 dated March 11, 2005; (ii) the consolidated financial statements of Consolidated Communications Illinois Holdings, Inc. as of and for the years ended December 31, 2004 and 2003 dated March 11, 2005; (iii) the consolidated financial statements of Consolidated Communications Texas Holdings, Inc. as of December 31, 2004 and for the period from April 14, 2004 to December 31, 2004 dated March 11, 2005 and (iv) the combined financial statements of Illinois Consolidated Telephone Company and Related Business (as predecessor company to Homebase Acquisition, LLC and Consolidated Communications, Inc.) as of and for the year ended December 30, 2002 dated March 8, 2004, all included in the Amendment No. 6 to the Registration Statement (Form S-4 No. 333-119968) and related Prospectus of Consolidated Communications Illinois Holdings, Inc. ("Illinois Holdings"), Consolidated Communications Texas Holdings, Inc. ("Texas Holdings") and Homebase Acquisition LLC for the exchange of all Illinois Holdings' and Texas Holdings' outstanding unregistered 9.75% Senior Notes due 2012 for registered 9.75% Senior Notes due 2012.



                                                           /s/ Ernst & Young LLP

Chicago, Illinois
July 21, 2005